Knife River Corporation
List of Subsidiaries
(effective December 31, 2025)

Subsidiaries	Jurisdiction of Formation
Alaska Basic Industries, Inc.	Alaska
Albina Asphalt, LLC	Delaware
Anchorage Sand and Gravel Company, Inc.	Alaska
ARC Fabricators, L.L.C.	South Dakota
Baldwin Contracting Company, Inc.	California
Bearcat Transportation, LLC	Delaware
Central Oregon Redi-Mix, LLC	Oregon
Concrete, Inc.	California
Connolly-Pacific Co.	California
D S S Company	California
Ellis & Eastern Company	South Dakota
Fairbanks Materials, Inc.	Alaska
Glacier Resources, LLC	Delaware
Granite City Ready Mix, Inc.	Minnesota
Hawaiian Cement	Hawaii
Jebro Incorporated	Iowa
JTL Group, Inc. (Montana Corporation)	Montana
JTL Group, Inc. (Wyoming Corporation)	Wyoming
Kent's Oil Service	California
Knife River BenefitCo, LLC	Delaware
Knife River Corporation - Mountain West	Delaware
Knife River Corporation - North Central	Minnesota
Knife River Corporation - Northwest	Oregon
Knife River Corporation - South	Texas
Knife River Dakota, Inc.	Delaware
Knife River Hawaii, Inc.	Delaware
Knife River Marine, Inc.	Delaware
Knife River Midwest, LLC	Delaware
Knife River Prestress, Inc.	Delaware
Kraemer Trucking & Excavating, LLC	Delaware
KRC Holdings, Inc.	Delaware
KRC Materials, Inc.	Delaware
LTM, Incorporated	Oregon
Northern Sand & Gravel, Inc.	North Dakota
Northstar Materials, Inc.	Minnesota
Oregon Asphaltic Paving, LLC	Oregon
Rail to Road, Inc.	South Dakota
Rogers Northwest, Inc.	Oregon
Spring Creek Insurance Company	Utah
Strata Corporation	North Dakota
Sweetman Const. Co.	South Dakota
Tigard Sand & Gravel, LLC	Oregon
WHC, Ltd.	Hawaii